Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 23, 2004, except for the first paragraph of Note 8, as to which the date is March 4, 2004, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-119585) and related Prospectus of Xcyte Therapies, Inc. for the registration of 2,990,000 shares of its Convertible Exchangeable Preferred Stock, 2,370,925 shares of its common stock and $29,900,000 of its Convertible Subordinated Debentures.

/s/    Ernst & Young LLP

Seattle, Washington

October 27, 2004